Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 10, 2012, in the Prospectus and Registration Statement (Form S-4) of Emdeon Inc. for the registration of the 11% Senior Notes due 2019 and the 11 1/4% Senior Notes due 2020.

/s/ Ernst & Young LLP

Nashville, TN

July 19, 2012